Exhibit 99.11

Consent to be Named as a Director Nominee

In connection with the filing by Mosaic Acquisition Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission, I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Mosaic Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 24, 2019

By:	/s/ Joseph S. Tibbetts, Jr.
Name:	Joseph S. Tibbetts, Jr.